Exhibit 99.1

 Checkers Drive-In Restaurants, Inc. Receives NRN’s 2005 ‘Hot! Again’ Award

Double Drive-Thru Chain Receives Award For Its Sizzling Performance

TAMPA, Fla., May 23 /PRNewswire-FirstCall/ -- Checkers Drive-In Restaurants, Inc. (Nasdaq: CHKR), the nation’s largest double drive-thru chain, received the 2005 Nation’s Restaurant News Hot! Again Award at a reception in Chicago on May 22nd.

Nation’s Restaurant News, the newsweekly of the food service industry, has officially recognized Checkers’(R) sizzling business performance with this award.

“This tremendous honor can be attributed to Checkers/Rally’s officer team, franchisees, staff, and hourly employees who are among the hardest working in the industry,” said Keith E. Sirois, President and CEO of Checkers Drive-In Restaurants, Inc. during his Hot! Again Award acceptance speech. “The dedication and diligence of the Checkers/Rally’s team have resulted in our successful turnaround and the many monumental achievements for which we are recognized. From exciting marketing initiatives, to award-winning HR programs, to outstanding financials, Checkers/Rally’s is sizzling, and I would like to thank everyone for making us ‘Hot! Again!’ ”

The Nation’s Restaurant News Hot Concepts awards recognize concepts that sizzle with innovation, passion and potential. The award is presented to companies for their innovation, successful business strategies and entrepreneurial spirit.

Since 2004, Checkers/Rally’s has:

*   Recorded its 16th out of 17 quarterly positive same store sales.

*   Signed as the Official Drive-Thru Restaurant and Burger of NASCAR(R) and announced six new sponsorships with professional and collegiate sports teams.

*   Launched and fully integrated the fifth year of its successful You Gotta Eat! advertising campaign into its internal and external marketing, human resources, franchise and operational initiatives.

*   Signed area development agreements for 129 franchised units to be built by 2009.

*   Garnered finalist recognition in five American Business Award categories. (Winners will be announced June 6, 2005.)

Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. ( http://www.checkers.com ) is the largest double drive-thru restaurant chain in the United States. The Company develops, produces, owns, operates and franchises quick service “double drive- thru” restaurants.

Except for historical information, this announcement contains “forward- looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.

Photo Caption:

Keith Sirois, President and CEO of Checkers Drive-In Restaurants, Inc., received Nation's Restaurant News 2005 Hot! Again Award for the Company's sizzling business performance on May 22nd in Chicago, Ill.

 SOURCE  Checkers Drive-In Restaurants, Inc.
             -0-                                                  05/23/2005
             /CONTACT:  Lisa Tristano, MARC Public Relations, +1-412-562-1189, or ltristano@marcusa.com, for Checkers Drive-In Restaurants, Inc./
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             /Web site:  http://www.checkers.com /